Exhibit 99.1

News Release

Contacts:	John Aglialoro
Chairman and CEO
508-533-4300

CYBEX INT’L REPORTS RESULTS FOR 4th QUARTER AND FULL YEAR 2003

MEDWAY, MA, February 11, 2004 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today reported results for the fourth quarter ended December 31, 2003. Net sales for the quarter were $26,587,000 versus $24,711,000 for the comparable 2002 period, an increase of 8%. Net income for the quarter ended December 31, 2003 was $796,000, or $.08 per share on a fully diluted basis, compared to net income of $1,548,000, or $ 0.18 per share on a fully diluted basis, for the fourth quarter of 2002. Net sales for the year ended December 31, 2003 were $90,195,000 compared to $81,527,000 for 2002, an increase of 11%. The net loss for the year ended December 31, 2003 was $1,761,000, or $0.23 per share, compared to a net loss of $21,024,000, or $2.39 per share, for the prior year. The results for the year ended December 31, 2002 included a non-cash charge to establish a valuation allowance for deferred taxes of $21,316,000 in accordance with SFAS 109. In the future, such related deferred tax valuation allowance will continue to be re-evaluated and a benefit will be recorded upon realization of the deferred tax assets or the reversal of the valuation reserve.

John Aglialoro, Chairman and CEO, commented, “The fourth quarter included sales growth in key product categories including treadmills, Arc Trainers and strength equipment. I remain optimistic about our ability to execute a successful business plan in the years ahead which is focused on innovative new products.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for consumer and commercial use. Cybex and the Cybex Institute, a training and research facility, are dedicated to improving exercise performance based on an understanding of the diverse goals and needs of individuals of varying physical capabilities. Cybex designs and engineers each of its products and programs to reflect the natural movement of the human body, allowing for variation in training and assisting each unique user – from the professional athlete to the rehabilitation patient – to improve their daily human performance. For more information on Cybex and its product line, please visit the Company’s web site at www.eCybex.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 22, 2003.

(Financial Tables to Follow)

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net sales	$26,587	$24,711	$90,195	$81,527
Cost of sales	16,859	15,533	59,541	52,000

Gross profit	9,728	9,178	30,654	29,527
As a percentage of sales	36.6%	37.1%	34.0%	36.2%
Selling, general and administrative expenses	7,948	6,569	28,862	26,435

Operating income	1,780	2,609	1,792	3,092
Interest expense, net	984	1,038	3,604	3,393

Income (loss) before income taxes	796	1,571	(1,812)	(301)
Income tax provision (benefit)	—	23	(51)	20,723

Net income (loss)	796	1,548	(1,761)	(21,024)
Preferred stock dividends	(122)	—	(244)	—

Net income (loss) attributable to common stockholders	$674	$1,548	$(2,005)	$(21,024)

Basic and diluted net income (loss) per share	$0.08	$0.18	$(0.23)	$(2.39)

Shares used in computing basic net income (loss) per share	8,831	8,805	8,831	8,805

Shares used in computing diluted net income (loss) per share	8,932	8,805	8,831	8,805

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$749	$216
Accounts receivable, net	13,755	13,628
Inventories	7,910	8,489
Prepaid expenses and other	2,081	1,773

Total current assets	24,495	24,106

Property and equipment, net	14,472	16,553
Goodwill	11,247	11,247
Other assets	3,174	1,455

	$53,388	$53,361

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$11,911	$26,410
Accounts payable	7,200	9,488
Accrued expenses	9,916	9,647

Total current liabilities	29,027	45,545

Long-term debt	15,175	1,600
Related party loan	—	1,000
Other liabilities	3,168	2,811

Total liabilities	47,370	50,956

Stockholders’ equity	6,018	2,405

	$53,388	$53,361